UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2015

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective December 3, 2015, Thomas F. Frist III was elected to VeriSign, Inc.’s (the "Company") Board of Directors. Mr. Frist has been appointed to serve on the Corporate Governance and Nominating Committee of the Board of Directors of the Company.
Mr. Frist is a principal with Frist Capital LLC and has held this position since 1994. He currently serves as a director of HCA Holdings, Inc. and Science Applications International Corporation ("SAIC"). For SAIC, he serves as Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee.
As a non-employee director of the Company's Board of Directors, Mr. Frist will receive an annual cash retainer of $40,000 and an annual equity award grant of $240,000, made solely in the form of restricted stock units. New directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s election to the Board. Mr. Frist’s cash retainer will also be prorated to reflect his service for a portion of the year. In addition, the Company entered into an indemnification agreement with Mr. Frist pursuant to which the Company is required to indemnify Mr. Frist against certain liabilities which may arise by reason of his status or service as a director of the Company and to advance expenses to him arising from the investigation, defense, settlement or appeal of these liabilities. The form of such indemnification agreement has been filed as exhibit 10.01 to the Company’s Quarterly Report for the period ended March 31, 2010 on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: December 7, 2015	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Senior Vice President, General Counsel and Secretary